Exhibit B

NATIONAL FUEL RESOURCES, INC.
BALANCE SHEET

                                                          AT JUNE 30,
                                                    2002              2001
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                            $ 1,874,374       $14,156,405
  Accounts Receivable                            11,346,045        18,206,603
  Notes Receivable-Interco                       32,000,000                 -
  Accounts Receivable-Interco                       156,659         2,069,666
  Reserve for Bad Debts                          (2,189,790)       (2,115,796)
  Gas Stored Underground                          5,517,953        12,190,498
  Other Current Assets                              102,733           112,348
                                                 48,807,974        44,619,724

Property, Plant, and Equipment
  Furniture and Fixtures                            982,011           918,599
Less - Accumulated DD&A                            (830,920)         (675,496)
                                                    151,091           243,103

Fair Market Value of Derivative
 Financial Instruments                            1,038,310                 -
Other Assets                                         68,185        11,073,160
                                                  1,106,495        11,073,160

                                                $50,065,560       $55,935,987
                                                ===========       ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                              $ 2,294,572       $ 2,670,054
  Accrued Liabilities                             4,281,309           187,678
  Accounts Payable-Intercompany                   2,366,600         1,162,529
  Dividends Payable - Intercompany                  100,000           100,000
  Notes Payable - Intercompany                            -        11,000,000
                                                  9,042,481        15,120,261

Long Term Liabilities:
Accumulated Deferred Income Taxes                (1,978,483)       (3,138,220)
Fair Market Value of Derivative
 Financial Instruments                                              9,323,080
Miscellaneous Deferred Credits                    5,381,574           997,020
                                                  3,403,091         7,181,880

Stockholder's Equity:
  Common Stock                                       10,000            10,000
  Capital Paid in Excess of Par                  33,490,000        33,490,000
  Retained Earnings                               4,341,137           133,846
  Accumulated Other Comprehensive
   Income (Loss)                                   (221,149)                -
Total Equity                                     37,619,988        33,633,846

                                                $50,065,560       $55,935,987
                                                ===========       ===========